UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )*
NextNav Inc.
(Name of Issuer)
Common Stock, par value $0.0001 per share
(Title of Class of Securities)
65345N 106
(CUSIP Number)
October 28, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)
___________________________________
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
CF NNAV-E LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
11,678,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
11,678,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,678,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.23% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021).

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
FCOF V UST LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
11,678,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
11,678,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,678,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.23% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021).

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
FCOF V CDG Investments LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
11,678,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
11,678,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,678,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.23% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021)

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
FCO Fund V GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
14,178,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
14,178,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,178,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.85% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021).

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
Fortress Credit Opportunities V Advisors LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
14,178,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
14,178,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,178,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.85% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021).

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
Hybrid GP Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
14,178,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
14,178,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,178,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.85% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021).

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
Hybrid GP Holdings (Cayman) LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
14,178,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
14,178,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,178,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.85% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021).

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
FIG LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
14,178,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
14,178,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,178,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.85% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021).

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
Fortress Operating Entity I LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
14,178,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
14,178,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,178,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.85% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021).

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
FIG Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
14,178,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
14,178,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,178,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.85% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021).

CUSIP NO.	65345N 106

1	NAMES OF REPORTING PERSONS
Fortress Investment Group LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares

	6	SHARED VOTING POWER
14,178,054 shares Refer to Item 4 below.

	7	SOLE DISPOSITIVE POWER
0 shares

	8	SHARED DISPOSITIVE POWER
14,178,054 shares Refer to Item 4 below.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,178,054 shares Refer to Item 4 below.

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.85% Refer to Item 4 below.

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

[1]
The percentages reported in this Schedule 13G are based upon 95,475,334 shares of common stock outstanding as of October 28, 2021 (according to the issuer’s Form 8-K as filed with the Securities and Exchange Commission on October 28, 2021).

Item 1(a)   Name of Issuer
The name of the issuer is NextNav Inc. (the “Issuer”).

Item 1(b)
  Address of Issuer’s Principal Executive Offices

The Issuer’s principal executive offices are located at: 1775 Tysons Blvd., 5th Floor McLean, Virginia 22102.

Item 2(a)   Name of Person Filing
This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

(i)	CF NNAV-E LLC, a Delaware limited liability company (“CF NNAV-E”), directly holds shares of Common Stock of the Issuer (the “NNAV-E Shares”).

(ii)	FCOF V UST LLC, a Delaware limited liability company (“FCOF V UST”), is the holder of a majority of interests of CF NNAV-E and may therefore be deemed to beneficially own the NNAV-E Shares.

(iii)	FCOF V CDG Investments LLC, a Delaware limited liability company, is the holder of a majority of interests of FCOF V UST and may there be deemed to beneficially own the NNAV-E Shares.

(iv)
FCO Fund V GP LLC, a Delaware limited liability company ("FCO Fund V GP") is the general partner of certain investment funds that own a majority of interests in CF NNAV-E and CF NNAV-P LLC, a Delaware limited liability company (“CF NNAV-P” and together with CF NNAV-E, the “Holders”), that directly holds additional shares of Common Stock of the Issuer, and may therefore be deemed to beneficially own the shares of Common Stock held by the Holders (the “Shares”);

(v)
 Fortress Credit Opportunities V Advisors LLC, a Delaware limited liability company ("FCO V Advisors"), is the investment advisor of certain investment funds that own a majority of interests in CF NNAV-E and CF NNAV-P and may therefore be deemed to beneficially own the Shares.

(vi)	FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of FCO V Advisors and may therefore be deemed to beneficially own the Shares.

(vii)
Hybrid GP Holdings (Cayman) LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of FCO Fund V GP and may therefore be deemed to beneficially own the Shares.

(viii)
Hybrid GP Holdings LLC, a Delaware limited liability company, is the holder of all the issued and outstanding interests of Hybrid GP Holdings (Cayman) LLC and may therefore be deemed to beneficially own the Shares.

(ix)
Fortress Operating Entity I LP, a Delaware limited partnership, is the holder of all the issued and outstanding shares of FIG LLC and Hybrid GP Holdings LLC, and may therefore be deemed to beneficially own the Shares;

(x)	FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP and may therefore be deemed to beneficially own the Shares; and

(xi)	Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all the issued and outstanding shares of FIG Corp. and may therefore be deemed to beneficially own the Shares.

The Joint Filing Agreement among the Reporting Persons to file this Schedule 13G jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached as Exhibit A hereto.

Item 2(b)   Address of Principal Business Office or, if None, Residence

The address of the principal business office of each of the Reporting Persons is: c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Item 2(c)   Citizenship

See Item 4 of each of the cover pages.

Item 2(d)   Title of Class of Securities

Common Stock, par value $0.0001 per share.

Item 2(e)   CUSIP No.

65345N 106
Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.
Item 4.	Ownership
(a)	Amount Beneficially Owned: See Item 9 of each of the cover pages.

(b)	Percent of Class: See Item 11 of each of the cover pages.

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or direct the vote: See Item 5 of each of the cover pages.

(ii)	Shared power to vote or direct the vote: See Item 6 of each of the cover pages.

(iii)	Sole power to dispose or direct the disposition: See Item 7 of each of the cover pages.

(iv)	Shared power to dispose or direct the disposition: See Item 8 of each of the cover pages.

Item 5.    Ownership of Five Percent or Less of a Class
    Not applicable.
Item 6.    Ownership of More than Five Percent on Behalf of Another Person
    Not applicable.
Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
    Not applicable.
Item 8.	Identification and Classification of Members of the Group
    Not applicable.
Item 9.	Notice of Dissolution of Group
   Not applicable.
Item 10.	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.
November 8, 2021
CF NNAV-E LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FCOF V UST LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FCOF V CDG INVESTMENTS LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FCO FUND V GP LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES V ADVISORS LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FIG LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

HYBRID GP HOLDINGS (CAYMAN) LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

HYBRID GP HOLDINGS LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FORTRESS OPERATING ENTITY I L.P.

By:	/s/
Name: David N. Brooks
Title: Secretary

FIG CORP.

By:	/s/
Name: David N. Brooks
Title: Secretary

FORTRESS INVESTMENT GROUP LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

Exhibit A
JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Dated this 8th day of November 2021.

CF NNAV-E LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FCOF V UST LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FCOF V CDG INVESTMENTS LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FCO FUND V GP LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FORTRESS CREDIT OPPORTUNITIES V ADVISORS LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FIG LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

HYBRID GP HOLDINGS (CAYMAN) LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

HYBRID GP HOLDINGS LLC

By:	/s/
Name: David N. Brooks
Title: Secretary

FORTRESS OPERATING ENTITY I L.P.

By:	/s/
Name: David N. Brooks
Title: Secretary

FIG CORP.

By:	/s/
Name: David N. Brooks
Title: Secretary

FORTRESS INVESTMENT GROUP LLC

By:	/s/
Name: David N. Brooks
Title: Secretary